Exhibit 99.1

Stran & Company Achieves 48.5% Increase in Revenue for the 2022 Fiscal Year and Returns to Profitability for the Fourth Quarter of 2022

Achieves Record Revenue of $18.3 million and Net Income of $903,000 for the Fourth Quarter of 2022

Conference call to be held today at 10:00 AM ET

Quincy, MA / March 30, 2023 / Stran & Company, Inc. (“Stran” or the “Company”) (NASDAQ: SWAG) (NASDAQ: SWAGW), a leading outsourced marketing solutions provider that leverages its promotional products and loyalty incentive expertise, today provided a business update and reported financial results for the year ended December 31, 2022.

Andy Shape, President and CEO of Stran, commented, “Throughout 2022, we continued to grow and generated revenue of approximately $59.0 million for the 2022 fiscal year, a 48.5% increase compared to 2021. Importantly, we returned to profitability for the fourth quarter of 2022, generating approximately $18.3 million in revenue and $903,000 of net income compared to $12.6 million in revenue and net loss of $31,000 for the fourth quarter of 2021. We believe these fourth-quarter 2022 results are primarily a result of the investments we have made into the business and enhanced sales and marketing initiatives. We implemented a number of business initiatives during the year with the objective of enhancing our long-term growth and profitability. These initiatives included strategic investments, multiple acquisitions, and implementation of the first phase of NetSuite ERP for improved operational efficiencies and scalability, while managing expenses. We expect to continue these and other efforts toward attaining sustained strong performance. At the same time, we have maintained a solid balance sheet with a combined $25.0 million of cash and short-term investments as of December 31, 2022, with no long-term debt.

“During 2022, we announced three acquisitions, all of which we believe will bring Stran unique advantages and opportunities. To start 2022, we acquired the business and assets of G.A.P. Promotions, LLC (“G.A.P. Promotions”), which added customers in new industry verticals, while providing us new revenue streams that we plan to build upon. Following the G.A.P. Promotions acquisition, we acquired the business and assets of Trend Promotional Marketing Corporation (d/b/a Trend Brand Solutions) (“Trend”), a strategic transaction, as Trend is located in the Houston, Texas area, which is home to two dozen Fortune 500 companies, and ranks third among metro areas in Fortune 500 headquarters locations. Trend enables us to expand into new and important geographies. Subsequently, we closed the acquisition of the business and assets of Premier Business Services (“Premier NYC”), which brought talent and expertise in the promotional products industry. Premier NYC also has long-standing customer relationships that we intend to expand over time. With these acquisitions, we have significantly expanded our operational capacity, entered important geographies, and brought on talented employees.”

“More recently, in January 2023, we also announced that we had signed a definitive agreement to acquire the business and assets of T R Miller Co., Inc. (“T R Miller”). T R Miller generated over $19 million of revenue in its 2022 fiscal year and has an established state-of-the-art decoration, fulfillment and distribution center, enabling delivery of quality products, innovative ideas, reliable services and timely deliveries. We intend to close this acquisition in the second quarter of 2023.”

“Beyond executing on our M&A strategy, we have signed contracts with large national and multi-national customers. Notably, we signed a multi-year contract with a national healthcare company to provide incentive products and literature to consumers, which may allow us to access the healthcare market. We also signed a contract with a leading North American infrastructure services company to provide promotional products and services, which came as a referral from an existing customer. In addition, we recently announced that we signed a customer contract with a multinational direct-selling beauty products company to assist them in growing their North American loyalty program. We have launched this program and are supporting their more than four million beauty influencers with a new e-commerce store, which provides an easy-to-use platform to access incentive merchandise. These contracts are expected to be not only revenue-generative, but also provide opportunities for expansion that we intend to pursue.”

“Overall, we believe our growth strategy has resulted in increased revenue, growth in our customer base, and geographic expansion, while maintaining a strong balance sheet. To demonstrate our confidence in the future of Stran, during 2022 we also announced our stock repurchase program and have repurchased approximately 1.78 million shares of common stock to date, which we believe demonstrates our commitment to stockholder value. We believe that we continue to be a leader within the industry, and intend to continue to take advantage of the vast opportunities within the market,” concluded Mr. Shape.

Financial Results

Fourth Quarter 2022 Results

Revenue increased 45.0% to $18.3 million for the three months ended December 31, 2022, from $12.6 million for the three months ended December 31, 2021. We recorded the highest quarterly revenue in our history. As in many previous years, our net sales and profits were impacted by the holiday selling season. The increase was primarily due to increased sales and marketing, an increase in lead generation initiatives as well as the acquisitions of the G.A.P. Promotions assets in January 2022, the Trend Brand Solutions assets in August 2022, and the Premier NYC assets in December 2022.

Gross profit increased 45.4% to $5.3 million, or 29.2% of revenue, for the three months ended December 31, 2022, from $3.7 million, or 29.1% of revenue, for the three months ended December 31, 2021. The increase in the dollar amount of gross profit was due to increased sales. The increase in gross profit margin was the result of improved rebate levels and purchasing from suppliers.

Net income for the three months ended December 31, 2022 was $903,000 compared to net loss of $31,000 for the three months ended December 31, 2021. This increase was primarily due to an increase in lead generation initiatives, higher sales and more efficient management of operating expenses in the fourth quarter of 2022.

Full Year 2022 Results

Revenue increased 48.5% to $59.0 million for the year ended December 31, 2022, from $39.7 million for the year ended December 31, 2021. The increase was primarily due to higher spending from existing clients as well as business from new customers. Additionally, revenues increased as a result of the acquisitions of the G.A.P. Promotions assets in January 2022, the Trend Brand Solutions assets in August 2022, and the Premier NYC assets in December 2022.

Gross profit increased 40.0% to $16.6 million, or 28.1% of revenue, for the year ended December 31, 2022, from $11.8 million, or 29.8% of revenue, for the year ended December 31, 2021. The increase in the dollar amount of gross profit was due to increased sales, partially offset by an increase in purchasing costs.

Net loss for the year ended December 31, 2022 was $0.8 million compared to net earnings of $0.2 million for the year ended December 31, 2021. This decrease was primarily due to an increase in lead generation initiatives, integration expenses related to the acquisition of the G.A.P. Promotions assets, Trend assets and Premier NYC assets, the implementation of an internal commercial enterprise resource planning system on NetSuite ERP’s platform, ongoing expenses related to being a public company, and higher cost of purchases in 2022.

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Conference Call

The Company will host a conference call at 10:00 A.M. Eastern Time today to discuss the Company’s financial results for the fourth quarter and fiscal year ended December 31, 2022, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 863795. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2855/47814 or on the Investor Relations section of the Company’s website at ir.stran.com.

A webcast replay will be available on the Investor Relations section of the Company’s website (ir.stran.com) through March 29, 2024. A telephone replay of the call will be available approximately one hour following the call, through April 12, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 47814.

About Stran

Over the past 27 years, Stran has grown to become a leader in the promotional products industry, specializing in complex marketing programs to help recognize the value of promotional products, branded merchandise, and loyalty incentive programs as a tool to drive awareness, build brands and impact sales. Stran is the chosen promotional programs manager of many Fortune 500 companies, across a variety of industries, to execute their promotional marketing, loyalty and incentive, sponsorship activation, recruitment, retention, and wellness campaigns. Stran provides world-class customer service and utilizes cutting-edge technology, including efficient ordering and logistics technology to provide order processing, warehousing and fulfillment functions. The Company’s mission is to develop long-term relationships with its clients, enabling them to connect with both their customers and employees in order to build lasting brand loyalty. Additional information about the Company is available at: www.stran.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Company’s periodic reports which are filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contacts:

Investor Relations Contact:

Crescendo Communications, LLC

Tel: (212) 671-1021

SWAG@crescendo-ir.com

Press Contact:

Howie Turkenkopf

press@stran.com

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BALANCE SHEETS

	December 31,	December 31,
	2022	2021

ASSETS
CURRENT ASSETS:
Cash	$15,253,756	$32,226,668
Short-Term Investments	9,779,355	-
Accounts Receivable, Net	14,442,626	8,982,768
Deferred Income Taxes	841,000	113,000
Inventory	6,867,564	5,230,792
Prepaid Corporate Taxes	87,459	87,459
Prepaid Expenses	386,884	623,402
Deposits	910,486	299,411
	48,569,130	47,563,500

PROPERTY AND EQUIPMENT, NET:	1,000,090	615,837

OTHER ASSETS:
Intangible Assets - Customer Lists, Net	6,272,205	1,929,294
Right of Use Asset - Office Leases	784,683	1,094,778
	7,056,888	3,024,072
	$56,626,108	$51,203,409

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES:
Current Portion of Contingent Earn-Out Liabilities	$1,809,874	$665,855
Current Portion of Lease Liability	324,594	310,095
Accounts Payable and Accrued Expenses	4,051,657	4,983,496
Accrued Payroll and Related	608,589	836,915
Unearned Revenue	633,148	721,608
Rewards Program Liability	6,000,000	43,878
Sales Tax Payable	365,303	106,824
Note Payable - Wildman	162,358	162,358
	13,955,523	7,831,029

LONG-TERM LIABILITIES:
Long-Term Contingent Earn-Out Liabilities	2,845,944	976,078
Long-Term Lease Liability	460,089	784,683
	3,306,033	1,760,761
STOCKHOLDER’S EQUITY:
Common Stock, $.0001 Par Value; 300,000,000 Shares Authorized, 18,475,521 and 19,753,852 Shares Issued and Outstanding as of December 31, 2022 and December 31, 2021, respectively	1,848	1,976
Additional Paid-In Capital	38,279,151	39,747,649
Retained Earnings	1,083,553	1,861,994
	39,364,552	41,611,619
	$56,626,108	$51,203,409

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STATEMENTS OF EARNINGS (LOSS) AND RETAINED EARNINGS

THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2022 AND 2021

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2022	Twelve Months Ended December 31, 2021
	(Unaudited)	(Unaudited)

SALES	$18,310,908	$12,627,598	$58,953,467	$39,702,714

COST OF SALES:
Purchases	11,548,916	7,537,247	37,391,939	23,972,797
Freight	1,418,024	1,415,390	4,991,854	3,893,847
	12,966,940	8,952,637	42,383,793	27,866,644

GROSS PROFIT	5,343,968	3,674,961	16,569,674	11,836,070

OPERATING EXPENSES:
General and Administrative Expenses	4,922,595	3,941,718	18,075,369	12,273,949
	4,922,595	3,941,718	18,075,369	12,273,949

EARNINGS (LOSS) FROM OPERATIONS	421,373	(266,757)	(1,505,695)	(437,879)

OTHER INCOME AND (EXPENSE):
Other Income (Expense)	20,383	(74,160)	112,507	702,280
Interest Income (Expense)	103,803	(70,595)	94,680	(136,661)
Unrealized Gain (Loss) on Short-Term Investments	51,994	-	(179,120)	-
	176,180	(144,755)	28,067	565,619

EARNINGS (LOSS) BEFORE INCOME TAXES	597,553	(411,512)	(1,477,628)	127,740

PROVISION FOR INCOME TAXES	(305,415)	(380,957)	(699,187)	(107,500)

NET EARNINGS (LOSS)	902,968	(30,555)	(778,441)	235,240

NET EARNINGS PER COMMON SHARE
Basic	$0.05	$(0.00)	$(0.04)	$0.02
Diluted	$0.03	$(0.00)	$(0.04)	$0.01

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	19,202,619	10,928,043	19,202,619	10,928,043
Diluted	29,668,865	10,928,043	19,202,619	21,023,688

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